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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  Schedule 13G


             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                         United Defense Industries, Inc.
                 ------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                 ------------------------------------------------
                         (Title and Class of Securities)


                                    91018B104
                                 --------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with statement [_]. (A fee is not required if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d-7).

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         The information on the remainder of this page shall not be deemed to be
"filed" for the purpose of Section18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Cusip 91018B104

                                       13G

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1                 NAME OF REPORTING PERSONS
                  S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS

                  Arnhold and S. Bleichroeder Advisers, LLC.
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2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  **__

                                                                     (b) ___
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3                 SEC USE ONLY

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4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                  State of New York

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                     5        SOLE VOTING POWER
NUMBER OF
SHARES                        0
BENEFICIALLY
OWNED BY          --------------------------------------------------------------
EACH REPORTING       6        SHARED VOTING POWER
PERSON
WITH                          2,741,300

                  --------------------------------------------------------------
                     7        SOLE DISPOSITIVE POWER

                              0

                  -------------------------------------------------------------
                    8        SHARED DISPOSITIVE POWER

                             2,741,300

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9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,741,300

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10                CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES *

                  Not Applicable

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11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.29%

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12                TYPE OF REPORTING PERSON*

                  IA

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                  *SEE INSTRUCTIONS BEFORE FILING

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Cusip 91018B104

Schedule 13 G (Cont.)

Item 1(a)- Name of Issuer:  United Defense Industries, Inc.
Item 1(b)- Address of Issuer's Principal Executive Offices:

1525 Wilson Boulevard Suite 700
Arlington, VA 22209-2411

Item 2(a)-  Name of Person Filing:  Arnhold and S. Bleichroeder Advisers, LLC.

Item 2(b)-  Address of Principal Business Office: 1345 Ave of Americas
                                                  New York, NY 10105

Item 2(c)-  Citizenship: New York, NY, USA (Place of Incorporation)

Item 2(d)-  Title of Class of Securities:      Common Stock

Item 2(e)-  Cusip Number: 91018B104

Item 3   -  This statement is being filed pursuant to Rule 13d-1(b). The person filing is a: (e)-Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4(a) - 2,741,300
Item 4(b) - 5.29%
Item 4(c)- Number of Shares to which A & SB has:

        (i)- sole power to vote or to direct the vote:                -0-
       (ii)- shared power to vote or to direct the vote:              2,741,300
      (iii)- sole power to dispose or to direct the disposition of:   -0-
       (iv)- shared power to dispose or to direct the disposition of: 2,741,300

Item 5   -  Ownership of Five Percent or Less of a Class: N/A

Item 6   -  Ownership of More than Five percent on Behalf of Another Person: N/A



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Cusip 91018B104

Schedule G (Cont.)

Item 7-Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

            Not Applicable

Item 8-Identification and Classification of Members of the Group:

            Arnhold and S. Bleichroeder Advisers, LLC.

Item 9-Notice of Dissolution of Group:

            Not Applicable

Item 10 - Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date: July 22, 2003

        ARNHOLD AND S. BLEICHROEDER ADVISERS, INC.


         By:
               ---------------------------------
                  /S/ Robert Bruno
              Senior Vice President, Compliance